EXHIBIT 99--PRESS RELEASE

CONTACT:
Budd Zuckerman or Keely Hawk
Genesis Select Corp.
(303) 357-6565

                              FOR IMMEDIATE RELEASE

                            NEW FRONTIER MEDIA RAISES
                          $6 MILLION IN EQUITY CAPITAL


     Boulder, Colorado (October 15, 1999) - New Frontier Media, Inc. (Nasdaq-NOOF), a leader in the electronic distribution of adult content, announced that on October 14, 1999, it received $6 million of equity capital from a single institutional investor through the issuance of 7% Series C Convertible Preferred Stock. The terms of the Preferred Stock were reviewed and approved by the Company's new Nasdaq Compliance Committee of its independent directors, with the assistance of the Committee's special counsel, Fried, Frank, Harris, Shriver & Jacobson.

     "With this placement now complete, New Frontier Media will be able to accelerate plans to upgrade its Boulder, Colorado based play-out facility to accommodate up to twelve subscription and pay-per-view premium television network feeds (including regional feeds of its cable and DBS networks), repay approximately $1.7 million in debt and provide ample working capital for the Company's Broadband programming strategy," commented Mark Kreloff, Chairman and Chief Executive Officer of New Frontier Media, Inc.

     The Preferred Stock is initially convertible into the Company's common stock at a price of $7.87 per share. The Company has the right to redeem the Preferred Stock at any time, in whole or in part, at a price equal to the amount the investor would have received if the investor had then converted its shares of Preferred Stock into common stock, or, if greater, 115% of the amount paid by the investor for the Preferred Stock.

     On the six-month anniversary of the date of closing, the conversion price will be reset to 95% of the average of the five lowest daily volume-weighted average prices for the Company's common stock during the ten trading days immediately preceding such anniversary date, if such price is lower than $7.87. Until the Preferred Stock is converted or redeemed, the conversion price will similarly reset on every following three-month anniversary.

     In connection with this transaction, the Company also issued to its investor 60,000 warrants, exercisable at $7.87 per share, to purchase common stock of the Company for each $1 million invested with the Company.

ABOUT NEW FRONTIER MEDIA

New Frontier Media, Inc. is a diversified entertainment company primarily engaged in the electronic distribution of adult entertainment. Through its programming subsidiary, the Company currently distributes adult entertainment via pay-per-view and subscription cable/satellite video networks and the Internet. Cable/DBS networks include TeN(TM) (The Erotic Network), which incorporates partial-editing standards and Pleasure(TM), which incorporates the most-edited standard available in the category.

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Some statements in this release may include forward-looking commentary subject to risks and uncertainties, including those risks detailed in the Company's Securities and Exchange Commission filings. These risks could cause actual results to differ materially from those set forth or implied by any forward-looking statements.

For more information about New Frontier Media, Inc., please visit our website, www.noof.com.


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